EXHIBIT 5








                          March 6, 1996



Board of Directors
Meridian Bancorp, Inc.
35 North Sixth Street
Reading, Pennsylvania  19601

Re:  United Counties Bancorporation 1984 Incentive Stock Option
     Plan -- Registration Statement on Form S-8

Gentlemen:

     You have asked us to provide you with our opinion as to whether the shares of common stock, par value $5.00 per share, of Meridian Bancorp, Inc., a Pennsylvania corporation (the "Company"), which may be issued pursuant to the Registration Statement on Form S-8 (the "Registration Statement") with respect to the United Counties Bancorporation 1984 Incentive Stock Option Plan (the "Plan") filed under the Securities Act of 1933, will be validly issued, fully paid and nonassessable.

     In connection with this matter, we, as counsel to the Company, have reviewed the following documents:

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's Articles of Incorporation;

     (3)  the Company's Bylaws; and

     (4)  the Plan.

     Based upon such review of the foregoing, it is our opinion that, provided the shares of the Company's common stock issued under the Registration Statement are sold pursuant to the provisions of the Plan, such shares will, when so issued, be duly and validly issued under Pennsylvania law, and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which the Company is filing in connection with the Plan. In giving this consent, however, we do not acknowledge or admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   STEVENS & LEE

                                   /s/ Stevens & Lee